UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2016

AUXILIO, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-27507	88-0350448
(Commission File Number)	(I.R.S. Employer Identification No.)

27271 Las Ramblas, Suite 200
Mission Viejo, California  92691
(Address of principal executive offices)

(949) 614-0700
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 5.02	Departure or Directors or Principal Officers, Election of Directors, Appointment of Principal Officers
Item 8.01	Other Events

On April 6, 2016, Auxilio, Inc. (the "Company") issued a press release announcing the upcoming retirement of John D. Pace from the Company's Board of Directors, effective as of the end of the Company's 2016 Annual Meeting of Stockholders (the "2016 Meeting"), following 12 years of service on the Company's Board of Directors.  As of the date of this Current Report, Mr. Pace was serving as the Chairman of the Board of Directors and a member of the Audit Committee of the Board.  A copy of the press release is furnished as Exhibit 99.1 to this report.

In connection with his retirement, on March 31, 2016, the Company and Mr. Pace entered into a severance agreement (the "Severance Agreement") whereby Mr. Pace agreed to retire effective at the end of the Company's 2016 Meeting.  Pursuant to the terms of the Severance Agreement, the Company agreed to pay Mr. Pace a severance fee of $40,500, with $24,000 due upon execution of the Severance Agreement and the remaining amount due at the conclusion of the Company's 2016 Meeting.  In consideration therefor, Mr. Pace (i) provided a general release of the Company and its stockholders, officers and directors, (ii) forfeited all of his outstanding options to purchase common stock of the Company, and (iii) agreed to waive his chairman fee for the remaining portion of 2016.  Mr. Pace will continue to serve as Chairman of the Board of Directors and a member of the Audit Committee until his retirement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1*	Press release of Auxilio, Inc. dated April 6, 2016.

*Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIO, INC.

Date:	April 6, 2016
By:	/s/ Paul T. Anthony
Name:	Paul T. Anthony
Title:	Chief Financial Officer